                                                                    EXHIBIT 4.13


                           JACKSON ACQUISITION CORP.

                    JORDAN INVESTORS SUBSCRIPTION AGREEMENT


     THIS SUBSCRIPTION AGREEMENT, dated August 16, 1995, (herein called this "Agreement"), is made by and among JACKSON ACQUISITION CORP., a Delaware
 ---------
corporation (which upon the closing of the transactions contemplated hereby, will be renamed "Jackson Products Inc.", and together with its successors and its subsidiaries, unless otherwise indicated by the context "Company") whose
                                                             -------
address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019, and the persons whose names are set forth at the end of this Agreement (herein collectively called the "Stockholders").
                         ------------


1.   Stock Subscriptions.
     -------------------

          (a) Each Stockholder herewith (i) subscribes for shares of the following securities of the Company as set forth on Exhibit 1 hereto: the
                                                    ---------
Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), for a
                                                 --------------------
purchase price of $1.00 per share and other good and valuable consideration, including the sponsorship of the transactions contemplated hereby, the sufficiency of which is hereby acknowledged and (ii) agrees to enter into a Stock Pledge Agreement (each a "Jordan Pledge Agreement") in favor of Heller Financial, Inc. ("Heller") as Agent for the Lenders under the Credit Agreement (as defined in Section 2(b)) in substantially the form attached as Exhibit 2 attached hereto in order to secure, among other things, the payment of amounts due pursuant to the Credit Agreement. The foregoing Class A Common Stock is referred to as the "Common Stock", and, along with any other class of capital
                    ------------
stock of the Company, collectively the "Stock".
                                        -----

          (b) Each Stockholder nominates Jordan/Zalaznick Capital Company ("JZCC") to take title to and hold the Stock the Stockholder subscribes for
  ----
under this Agreement. JZCC acknowledges to the Stockholders and the Company that the Stock subscribed for under this Agreement will be distributed by JZCC to the Stockholders pursuant to such agreements as exist between the Stockholders and JZCC.

          (c) Each Stockholder acknowledges to the Company and the other Stockholders that he understands and agrees, as follows:

          THE STOCK HAS NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. THE STOCK IS VERY SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE STOCK NOR IS ANY LIKELY TO DEVELOP. THE COMPANY HAS NO PREVIOUS FINANCIAL HISTORY AND HAS BORROWED SUBSTANTIALLY ALL OF THE FUNDS AVAILABLE TO IT TO OPERATE ITS BUSINESS. EACH STOCKHOLDER ACKNOWLEDGES THAT THE STOCKHOLDER MAY AND CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT AND THAT THE STOCKHOLDER UNDERSTANDS THE STOCKHOLDER MAY HAVE TO HOLD THIS INVESTMENT INDEFINITELY.

          (d) The Company covenants that upon issuance the Common Stock subscribed for by the Stockholders shall aggregate $2,905,172 in purchase price and, assuming the future issuance to management of the Company of 172,414 additional shares of the Company's Class C Common Stock, $.01 par value per share (the "Option Shares"), upon the exercise of certain options and the future
            -------------
issuance to the Institutional Investors and their Permitted Transferees (each as defined in the Stockholders Agreement) of 3,448,276 additional shares of Common Stock upon the exercise of certain warrants (the "Warrant Shares") after the
                                                  --------------
date hereof, shall represent 33.7% in the aggregate of the authorized and outstanding shares of all Common Stock of all classes of the Company on a fully diluted basis as of the date hereof.

          (e) Each certificate evidencing Stock being issued pursuant to this Agreement shall bear legends reflecting (i) this Agreement's existence and (ii) the fact that said Stock has not been registered under Federal or state securities laws and is subject to limitations on transfer set forth herein and in the Stockholders Agreement, of even date herewith, by and among New Jackson and New Jackson's Stockholders (the "Stockholders Agreement"). Each Stockholder
                                     ----------------------
acknowledges that the effect of these legends, among other things, is or may be to limit or destroy the value of the certificate for purposes of sale or for use as loan collateral. Each Stockholder consents that "stop transfer" instructions may be noted against the Stock sold to him hereunder. Each Stockholder acknowledges that he is required to become a party to the Stockholders Agreement as a condition to purchasing the Stock hereunder.

     2.   Proposed Transactions.
          ---------------------

          (a) This Agreement summarizes certain pertinent documents as well as applicable laws and regulations. While the Company believes that these summaries fairly reflect and summarize such matters, each Stockholder acknowledges that such summaries are not complete and are qualified by reference to the complete texts thereof of the documents, laws and regulations so summarized.

          (b) Each Stockholder acknowledges to the Company and the other Stockholders that the Stockholder has received or has had ample opportunity to review and understand the current form of each of the following documents:

     A.   The Certificate of Incorporation of the Company;

     B.   The Bylaws of the Company;


     C.   The Agreement and Plan of Merger (the "Merger Agreement"), dated as of
                                                 ----------------
     August 14, 1995, by and among the Company and Jackson Holding Company ("Old Holdings"), the stockholders of Old Holdings a party thereto the optionholders of Old Holdings a party thereto and Mills & Partners, Inc., pursuant to which the Company will merge with and into Old Holdings, with Old Holdings as the surviving corporation, and subsequent to which Jackson Products, Inc. ("Old Jackson") will merge with and into Old Holdings, with
                      -----------
     Old Holdings being the surviving corporation and being renamed "Jackson Products, Inc." ("New Jackson").
                       -----------

     D. The Second Amended and Restated Credit Agreement, of even date herewith, by and among New Jackson, Old

          Holdings, the Lenders parties thereto and Heller Financial, Inc. ("Heller"), as Agent, including all exhibits and schedules thereto.
            ------

     E. The Note Agreement of even date herewith by and among the Company and the other signatories thereto, including all exhibits and schedules thereto.

     F. The Securities Purchase Agreement of even date herewith executed by the Company in favor of the Purchasers (as defined therein), including all exhibits and schedules thereto.

     G. The Stockholders Agreement, of even date herewith, by and among Jackson Products, Inc. and the stockholders named therein, including all exhibits and schedules thereto.

     H.   The Advisor Subscription Agreement ("Advisor Subscription Agreement")
                                               ------------------------------
          dated as of August 16, 1995, between the Company and Safety Partners, L.P. ("Safety Partners, L.P.").
                 ---------------------

     I. The 1995 Jackson Management Stock Option Plan of even date herewith adopted by the Board of Directors of New Jackson, including all exhibits thereto.

     J.   This Agreement and all exhibits and schedules hereto.

          The documents referred to in A through J are hereinafter collectively referred to as the "Operative Documents."
                    -------------------

          The Company has afforded such Stockholder and such Stockholder's advisors, if any, the opportunity to discuss an investment in the Stock and to ask questions of representatives of the Company concerning the terms and conditions of the offering of the Stock and the Operative Documents, and such representatives have provided answers to all such questions concerning the offering of the Stock and the Operative Documents. Such Stockholder has consulted its own financial, tax, accounting and legal advisors, if any, as to such Stockholder's investment in the Stock and the consequences thereof and risks associated therewith and the Operative Documents. Such Stockholder and such Stockholder's advisors, if any, has examined or has had the opportunity to examine before the date hereof the Operative Documents and all information that the advisor or Stockholder deems to be material to an understanding of the Company, the proposed business of the Company, and the offering of the Stock. Such Stockholder also acknowledges that there have been no general or public solicitations or advertisements or other broadly disseminated disclosures (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising) by or on behalf of the Company regarding an investment in the Stock.

     3.   Stockholder Representations and Warranties
          ------------------------------------------

          (a) Each Stockholder represents to the Company and the other Stockholders that such Stockholder is a sophisticated, experienced, professional investor.

          (b) Each Stockholder represents that such Stockholder has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) the Stockholder wished to confer with since the time when the proposed transaction and the Stockholder's participation was first discussed with the Stockholder. Each Stockholder acknowledges that the Company has made available to the Stockholder prior to the signing of this Agreement and sale of any Stock hereunder, the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the investment and to obtain any additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

          (c) Each Stockholder agrees that the Stockholder will not transfer any Stock if such transfer would result in a default by the Company under the provisions of the Operative Documents.

     4.   Risk Factors.
          ------------

          Each Stockholder acknowledges to the Company and the other Stockholders that the Stockholder knows and understands that the Company borrowed a substantial portion of the funds used to effect the purchase of Old Holdings. It is unlikely that dividends will be paid on the Common Stock.
There is no legal requirement or promise made by the Company to declare or pay such dividends and such dividends may not in any event be paid if such payment would violate any term of the Operative Documents. Certain of the Operative Documents severely restrict the ability of the Company to make any dividend or redemption payments in any case and such payment may be restricted by future agreements or instruments binding on the Company. Such dividends and redemption payments may be made only from funds available for such use as provided by applicable law. Furthermore, each Stockholder acknowledges that only the Jordan Stockholders are pledging their shares of the Company pursuant to the Jordan Pledge Agreements, and that he has pledged, pursuant to a Jordan Pledge Agreement of even date herewith, the Common Stock held by such Stockholder and that the terms of such Jordan Pledge Agreement such Stockholder may automatically surrender by foreclosure the Stockholder's Common Stock upon acceleration of payment of amounts owed by the Company under the Credit Agreement pursuant to the Jordan Pledge Agreement.

          Each Stockholder acknowledges that the financial projections or forecasts delivered to the Stockholder are only forecasts prepared by management, which are subject to many assumptions and factors beyond the Company's control, and that there are no assurances that the forecasts will be realized.

          Each Stockholder acknowledges to the Company and the other Stockholders that the Stockholder knows and understands that an investment in the Stock of the Company is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Stock and the Company does not contemplate that a public market will develop.

     5.   Securities Law and Other Matters.
          --------------------------------

          (a) Each Stockholder represents and warrants to the Company and the other Stockholders that the Stockholder used no "purchaser's representative" (as that term is used in Regulation D as promulgated by the Securities and Exchange Commission) in connection with this transaction. Each Stockholder represents and warrants to the Company and the other Stockholders that neither The Jordan Company ("Jordan") nor any of its employees or affiliates has acted as a
          ------
representative of said Stockholder in the subject transaction. Each Stockholder hereby releases Jordan, JZCC and each of their respective partners, principals, directors, officers, employees, agents and representatives from and against any claim in respect of each Stockholder's subscription for the Stock and any related transaction hereunder or under the Operative Documents. Each Stockholder represents that such Stockholder has substantial knowledge and experience in financial, investment and business matters, and specifically in the business of the Company, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. Each Stockholder represents and warrants that the decision of such Stockholder to purchase the Stock hereunder has been made by such Stockholder independent of any other Stockholder and independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any Stockholder or other person. Each Stockholder represents and warrants to the Company and the Stockholders that the Stockholder can and will bear the economic risks of his investment in the Company and acknowledges that the Stockholder is able to hold the Company's unregistered Stock indefinitely and is able to sustain a complete loss if the securities become worthless or are forfeited pursuant to the Jordan Pledge Agreement executed by such Stockholder.

          (b) Each Stockholder acknowledges to the Company and the other Stockholders that the Stock being purchased hereunder has not been registered under the Securities Act of 1933, as amended, (the "Securities Act") on the
                                                    --------------
ground that the sales of Common Stock and Preferred Stock pursuant to this Agreement are exempt under Section 4(2) of the Securities Act as not constituting a distribution, and that the Company's reliance on such exemption is predicated in part on each Stockholder's representation which the Stockholder herewith makes that the Stock has been acquired solely by and for the account of such Stockholder for investment purposes only, and is not being purchased for subdivision, fractionalization, resale or distribution. Such Stockholder has no contract, undertaking, agreement or arrangement with any other Stockholder to sell, transfer or pledge to such other Stockholder or anyone else the Stock (or any part thereof) which such Stockholder has purchased hereunder. Such Stockholder has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. The Stock has not been registered or qualified for resale under applicable securities laws, and may not be sold except pursuant to such registration or qualification thereunder or an exemption therefrom. Such Stockholder has adequate means of providing for the Stockholder's current needs and possible contingencies and has a net worth equal to at least three times the Stockholder's investment in the Stock. Each Stockholder further acknowledges to the Company that the Stock being sold to the Stockholder must be held indefinitely unless it is subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration, for example, pursuant to Rule 144. Each Stockholder further represents and warrants to the Company and the other Stockholders that such Stockholder's financial condition is such that the Stockholder is not under any present necessity or constraint, and does not foresee in the future any necessity or constraint, to dispose of these shares to satisfy any existing or contemplated debt or undertaking.

          (c) In the event that in the future the Company engages in any negotiation or transaction (including a merger or consolidation or other reorganization by or of the Company) in which Regulation D promulgated by the Securities and Exchange Commission may or will be available to the Company, each of the Stockholders who is not then a professional investor agrees irrevocably (and with the knowledge and intention that the other holders of the Company's stock of all classes will rely thereon in making their respective present investment decisions) that the Stockholder will, within 5 business days of notice from the Company, which may be given in the sole discretion of the Company, appoint a purchaser's representative or representatives who shall be qualified and acceptable to the Company and any other person(s) who is (are) involved in the proposed transaction so that the maximum benefits of Regulation D shall be available to the Company and all of its Stockholders. Any Stockholder who does not perform this covenant shall be liable to the Company and all of the Company's other stockholders for any damage or loss that may or might be incurred thereby.

     6.   Registration Rights.
          -------------------

          The Stock has not been registered under Federal or state securities laws and, in consequence thereof, all of the Stock must be held indefinitely unless (a) subsequently registered under applicable Federal and state securities laws or (b) exemptions from such registration are available at the time of a proposed sale or transfer thereof. Subject to its obligations under the Stockholders Agreement, the Company has no present intention to file a registration statement under either Federal or state law.

     7.   Legend. All certificates representing shares of the Stockholder Stock
          ------
shall be endorsed as follows:

               "THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED AUGUST 16, 1995, AMONG THE COMPANY AND ITS STOCKHOLDERS AND THE SUBSCRIPTION AGREEMENTS, DATED AUGUST 16, 1995, AMONG THE COMPANY AND CERTAIN INVESTORS THEREIN. REFERENCE ALSO IS MADE TO THE RESTRICTIVE PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY. A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY C/O THE JORDAN COMPANY, 9 WEST 57TH STREET, NEW YORK, NEW YORK 10019.

               THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT."

     8.   Miscellaneous Provisions and Definitions.
          ----------------------------------------

          (a) Subject to the conditions of transfer of Stock hereunder, this Agreement shall be binding upon and shall inure to the benefit of each individual Stockholder and the Stockholder's respective heirs, executors, administrators, assigns and legal representatives and to the Company and its respective successors and assigns, by way of merger, consolidation or operation of law or otherwise. Once a Stockholder of the Company is no longer a Stockholder of the Company, all rights and benefits previously enjoyed by such party pursuant to the terms of this Agreement shall automatically terminate with respect to such party.

          (b) Prior to consummation of any transfer of shares of Stock held by any Stockholder permitted under the Stockholders Agreement, except for transfers pursuant to Rule 144 or a public offering, such party shall cause the transferee to execute an agreement in which the transferee agrees to be bound by the terms of this Agreement.

          (c) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

          (d) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW YORK, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURTS IN THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HERETO CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF
                                           ----- --- ----------
FORUM SET FORTH IN THIS SECTION 8 SHALL NOT BE DEEMED TO PRECLUDE THE
                        ---------
ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

          (e) THE PARTIES HERETO AGREE THAT ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN NEW YORK, NEW YORK, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. (S)1 ET SEQ. UPON THE CONCLUSION OF ARBITRATION, THE PARTIES TO THIS AGREEMENT MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN SECTION 8 TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. IN
             ---------
CONNECTION WITH THE FOREGOING, THE PARTIES AFTER CONSULTATION WITH COUNSEL HEREBY WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT AND THE AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY.

          (f) All personal pronouns used in this Agreement, whether masculine, feminine or neuter gender, shall include all other genders if the context so requires; the singular shall include the plural, and vice versa.

          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (h) The words "sale", "sell", "transfer" and the like shall include any disposition by way of transfer, with or without consideration, to any person for any purpose and shall include, but shall not be limited in any way to, redemption (of other than its preferred stock) by the issuer, private or public sale or exchanges of securities or any other similar transaction involving Stock.

          (i) In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

          (j) This Agreement constitutes the entire agreement by and among the parties with respect to the subject matter hereof and may not be modified orally, but only by a writing subscribed by the party charged therewith.

          (k) Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action necessary to effectuate the terms and purposes of this Agreement.

          (l) Whenever notice is required to be given by any party hereunder, such notice shall be deemed sufficient when delivered to the Company at its address above (which is also the address of The Jordan Company) and to each of the other Stockholders at his address below or to such other address as the Stockholder shall have furnished.

          (m) Each party shall be entitled to rely conclusively upon any notice received, or the failure to receive any notice, from any other party with respect to rights and obligations under this Agreement.

     IN WITNESS WHEREOF, each of the undersigned has signed this Agreement:

                                          JACKSON ACQUISITION CORP.


                                          By:    /s/ Christopher T. Paule
                                              ------------------------------
                                          Name:  Christopher T. Paule
                                          Title: Vice President



                                          Leucadia Investors, Inc.


                                          By:    /s/ Ruth Klindtworth
                                              ------------------------------
                                          Name:  Ruth Klindtworth
                                          Title: Vice President



                                          John W. Jordan, II Revocable Trust


                                                 /s/ John W. Jordan, II
                                          ----------------------------------
                                          John W. Jordan, II
                                          Trustee


                                                 /s/ David W. Zalaznick
                                          ----------------------------------
                                          David W. Zalaznick


                                                 /s/ Jonathan F. Boucher
                                          ----------------------------------
                                          Jonathan F. Boucher


                                                 /s/ John R. Lowden
                                          ----------------------------------
                                          John R. Lowden

                                                 /s/ Adam E. Max
                                          ----------------------------------
                                          Adam E. Max


                                                 /s/ John M. Camp, III
                                          ----------------------------------
                                          John M. Camp III



                                          John M. Camp, III Profit Sharing
                                          Plan DTD 1/1/88


                                                 /s/ James E. Jordan, Jr.
                                          ----------------------------------
                                          John M. Camp, III
                                          Trustee


                                                 /s/ A. Richard Caputo, Jr.
                                          ----------------------------------
                                          A. Richard Caputo, Jr.



                                          James E. Jordan, Jr. Profit
                                          Sharing Plan and Trust


                                                 /s/ James E. Jordan, Jr.
                                          ----------------------------------
                                          James E. Jordan, Jr.
                                          Trustee


                                                 /s/ Paul Rodzevik
                                          ----------------------------------
                                          Paul Rodzevik

                            EXHIBIT 1 TO JORDAN INVESTORS SUBSCRIPTION AGREEMENT
                            ----------------------------------------------------


                                                          CLASS A COMMON STOCK
                                                                                               % OF
                                                    # OF SHARES             COST            COMPANY/(1)/
                                                   --------------       -------------       ------------
Leucadia Investors, Inc.                               726,293.00       $  726,293.00          8.4250%
John W. Jordan, II Revocable Trust                     463,146.49          463,146.49          5.3725%
David W. Zalaznick                                     463,146.49          463,146.49          5.3725%
Jonathan F. Boucher                                    396,982.70          396,982.70          4.6050%
John R. Lowden                                         290,517.20          290,517.20          3.3700%
Adam E. Max                                            290,517.20          290,517.20          3.3700%
John M. Camp III                                        76,206.88           76,206.88          0.8840%
John M. Camp, III Profit                                10,000.00           10,000.00          0.1160%
  Sharing Plan DTD 1/1/88
A. Richard Caputo, Jr.                                 145,258.60          145,258.60          1.6850%
James E. Jordan Jr. Profit Sharing Plan & Trust          8,620.69            8,620.69          0.1000%
Paul R. Rodzevik                                        34,482.75           34,482.75          0.4000%
                                                   --------------       -------------          ------
  Total TJC Group                                  2,905,172.0000       $2,905,172.00            33.7%
                                                   ==============       =============          ======



--------------------------------

/(1)/ Percentage calculation assumes the issuance of 172,414 Option Shares and 3,448,276 Warrant Shares.

                                                   EXHIBIT 2 TO JORDAN INVESTORS
                                                   -----------------------------
                                                        SUBSCRIPTION AGREEMENT
                                                        ----------------------


                       JORDAN INVESTORS PLEDGE AGREEMENT